Exhibit 99.01
Valero Energy Corporation Provides
First Quarter 2008 Interim Update and Announces Upcoming Events
SAN ANTONIO, March 24, 2008 — Valero Energy Corporation (NYSE:VLO) announced today that it expects to report first quarter 2008 net income in the range of $0.10 to $0.35 per share. The company has scheduled the release of its first quarter 2008 earnings results for April 29.
The company expects throughput margins on gasoline and certain other products such as petroleum coke, residual fuel oil, and petrochemicals to be significantly lower in the first quarter of 2008 compared to the first quarter of 2007. Also, the company’s first quarter 2008 results have been adversely affected by operating and equipment issues, particularly at its Port Arthur, Aruba and Delaware City refineries. In total, unplanned outages across the company’s refining system are expected to reduce first quarter 2008 throughput margins by approximately $400 million.
Upcoming Events
Bill Klesse, Chairman of the Board and Chief Executive Officer of Valero Energy Corporation, will provide an update on refining and marketing fundamentals and company operations at the Citi Refining Conference in New York on Wednesday, March 26 at 1:20 p.m. ET. A copy of the accompanying slide show presentation and a link to the live webcast is available at www.valero.com in the Investor Relations portion of the company’s web site at www.valero.com.

Valero’s senior management will host a conference call at 11 a.m. ET (10 a.m. CT) April 29, 2008 to discuss first quarter 2008 earnings results, which will be released earlier that day, and provide an update on company operations. A live broadcast of the conference call will be available on the company’s web site.
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2007 annual revenues of $95 billion. The company owns and operates 17 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.1 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.